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                                                                Exhibit 10.16(i)

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the date set forth below, by and between Rural/Metro Corporation, its subsidiaries, affiliates, joint ventures and partnerships ("Rural/Metro") and Jack Brucker ("Executive"). The Effective Date of this Agreement is October 1, 1999.

                                    RECITALS

         A. The Board of Directors of Rural/Metro believes it is in the best interests of Rural/Metro to continue to employ Executive as Senior Vice President and Chief Operating Officer.

         B. Rural/Metro has decided to offer Executive an employment agreement, the terms and provisions of which are set forth below.

            NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

            1.       POSITION AND DUTIES.

                  Executive will be employed as Senior Vice President and Chief Operating Officer of Rural/Metro and shall perform the duties of his position, as determined by the Board of Directors and Chief Executive Officer of Rural/Metro, in accordance with the policies, practices and bylaws of Rural/Metro. The duties may change from time to time but initially will include, but not be limited to, the following:

                  -        Oversee all operational functions corporate-wide,

                  - Improve the efficiency and quality of the growing mix of services by providing oversight to current staff throughout the organization.
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         Executive shall serve Rural/Metro faithfully, loyally, honestly and to the best of his ability. Executive will devote his best efforts to the performance of his duties for, and in the business and affairs, of Rural/Metro.

                  Rural/Metro reserves the right, in its sole discretion, to change or modify Executive's position, title and duties during the term of this Agreement.

            2.       SALARY.

                  From the Effective Date of this Agreement through December 31, 1999, Executive's semimonthly salary will continue to be based on his current annual compensation of Two Hundred Fifty Thousand Dollars ($250,000.00). Beginning January 1, 2000, Executive's semimonthly salary will be based on annual compensation of Two Hundred Eighty Thousand Dollars ($280,000.00). Thereafter, the salary will be reviewed at least annually in accordance with Rural/Metro's executive compensation review policies and practices, all as determined by Rural/Metro, in its sole discretion.

            3.       MANAGEMENT INCENTIVE PROGRAM.

                  Executive shall be eligible to participate in the Rural/Metro Management Incentive Program ("MIP") (or any other plan that is designated by the Board as replacing the MIP) and to receive such additional compensation as may be provided by the MIP from time to time.

            4.       OTHER AGREEMENTS.

                  Nothing in this Agreement is intended to alter or modify the Stock Option Agreements or the Change of Control Agreement previously entered into by the parties, which shall continue in full force and effect following the execution of this Agreement.



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            5.       TERM AND TERMINATION.

                  This Agreement will continue in full force and effect until it is terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be renegotiated and replaced by a written agreement signed by both parties; (b) Rural/Metro may elect to terminate this Agreement with or without "Cause," as defined below; (c) Executive may elect to terminate this Agreement with or without "Good Reason," as defined below; or (d) either party may serve notice on the other of its desire to terminate this Agreement at the end of the "Initial Term" or any "Renewal Term."

                  The "Initial Term" of this Agreement begins on the Effective Date and shall expire by its terms on September 30, 2001, unless sooner terminated in accordance with the provisions of this Agreement. This Agreement will be renewed at the end of the Initial Term for additional one-year periods commencing on each October 1 and ending on the following September 30 (a "Renewal Term"), unless either party serves notice of its desire not to renew or of its desire to modify this Agreement on the other. Such notice must be given at least thirty (30) days before the end of the Initial Term or the applicable Renewal Term.

                  If Rural/Metro notifies Executive of its desire not to renew this Agreement pursuant to this paragraph 5 and at the time of such notification Rural/Metro does not have "Cause" to terminate this Agreement pursuant to paragraph 6A, Executive shall be entitled to receive Severance Benefits pursuant to paragraph 9.

                  If Executive notifies Rural/Metro of his desire not to renew this Agreement pursuant to this paragraph 5 and at the time of such notification Executive has Good Reason to terminate this



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Agreement pursuant to paragraph 7A, Executive shall be entitled to receive
Severance Benefits pursuant to paragraph 9. Executive also shall be entitled to receive Severance Benefits pursuant to paragraph 9 if Rural/Metro proposes to modify this Agreement pursuant to this paragraph 5 in a manner that gives rise to Good Reason pursuant to paragraph 7A for Executive's termination of employment and Executive rejects such proposed modifications. Severance Benefits will not be payable pursuant to the preceding sentence if Rural/Metro rescinds the proposed modifications and offers Executive a new agreement that does not include any proposed modifications that give rise to Good Reason for Executive's termination of employment.

            6.       TERMINATION BY RURAL/METRO.

                  A. Termination For Cause. Rural/Metro may terminate this Agreement and Executive's employment for Cause at any time upon written notice. This means that Rural/Metro has the right to terminate the employment relationship for Cause at any time should there be Cause to do so.

                  For purposes of this Agreement, "Cause" shall be limited to discharge resulting from a determination by Rural/Metro that
Executive: (a) has been convicted of a felony involving dishonesty, fraud, theft or embezzlement; (b) has repeatedly failed or refused, after written notice from Rural/Metro, in a material respect to follow reasonable policies or directives established by Rural/Metro; (c) has willfully and persistently failed, after written notice from Rural/Metro, to attend to material duties or obligations imposed upon him under this Agreement; (d) has performed an act or failed to act, which, if he were prosecuted and convicted, would constitute a felony involving



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$1,000 or more of money or property of Rural/Metro; or (e) has misrepresented or concealed a material fact for purposes of securing employment with Rural/Metro.

                  Because Executive is in a position which involves great responsibilities, Rural/Metro is not required to utilize its progressive discipline policy.

                  If this Agreement and Executive's employment is terminated for Cause, Executive shall receive no Severance Benefits.

                  B. Termination Without Cause. Rural/Metro also may terminate this Agreement and Executive's employment without Cause at any time by giving thirty (30) days written notice to Executive. In the event this Agreement and Executive's employment are terminated by Rural/Metro without Cause, Executive shall be entitled to receive Severance Benefits pursuant to paragraph
9. Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executives access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice to Executive.

            7.       TERMINATION BY EXECUTIVE.

                  Executive may terminate this Agreement and his employment with or without "Good Reason" in accordance with the provisions of this paragraph 7.

                  A. Termination For Good Reason. Executive may terminate this Agreement and his employment for "Good Reason" by giving written notice to Rural/Metro within thirty (30) days, or such longer period as may be mutually agreed to in writing by Executive and Rural/Metro, of Executive's receipt of notice of the occurrence of any event constituting "Good Reason," as described below.



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                  Executive shall have "Good Reason" to terminate this Agreement and his employment upon the occurrence of any of the following events: (a) Executive is demoted to a position of less stature or importance within Rural/Metro than the position described in paragraph 1; (b) Executive is required to relocate to an employment location that is more than 50 miles from his employment location on the date of the execution of this Agreement; (c) Executive's annualized salary rate is reduced to a level that is at least ten percent (10%) less than the salary paid to Executive during any prior calendar year, unless Executive has agreed to said reduction or unless an equal or greater reduction applies to all executives of the same and higher level; or (d) the potential incentive compensation (or bonus) to which Executive may become entitled under the MIP at any level of performance by the Executive or Rural/Metro is reduced by seventy-five percent (75%) or more as compared to any prior year.

                  If Executive terminates this Agreement and his employment for Good Reason, Executive shall be entitled to receive Severance Benefits pursuant to paragraph 9.

                  B. Termination Without Good Reason. Executive also may terminate this Agreement and his employment without Good Reason at any time by giving thirty (30) days notice to Rural/Metro. If Executive terminates this Agreement and his employment without Good Reason, Executive shall not be entitled to receive Severance Benefits pursuant to paragraph 9.

                  C. Administrative Leave. Rural/Metro may place Executive on a paid administrative leave, and bar or restrict Executive's access to Rural/Metro facilities, contemporaneously with or at any time following the delivery of the written notice of termination by Executive pursuant to paragraph 7A or 7B.



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            8.       DEATH OR DISABILITY.

                  This Agreement will terminate automatically on Executive's death. Any salary or other amounts due to Executive for services rendered prior to his death shall be paid to Executive's surviving spouse, or if Executive does not leave a surviving spouse, to Executive's estate. No other benefits shall be payable to Executive's heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained by Rural/Metro.

                  In the event Executive becomes "Disabled," and as a result is unable to continue the proper performance of his duties hereunder, Executive's employment hereunder and Rural/Metro's obligation to pay Executive's salary shall continue for a period of six (6) months from the date as of which Executive is determined to have become Disabled, at which point Executive's employment hereunder shall automatically cease and terminate. Executive shall be considered "Disabled" or to be suffering from a "Disability" for purposes of this paragraph 8 if Executive is unable, after any reasonable accommodations required by the Americans with Disabilities Act or any applicable state law, to perform the essential functions of his position because of a physical or mental impairment. In the absence of agreement between Rural/Metro and Executive, whether Executive is Disabled or is suffering from a Disability (and the date as of which Executive became Disabled) will be determined by a licensed physician selected by Rural/Metro. If a licensed physician selected by Executive disagrees with the determination of the physician selected by Rural/Metro, the two (2) physicians shall select a third (3rd) physician. The decision of the third (3rd) physician concerning Executive's Disability then shall be binding and conclusive on all interested parties.



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            9.       SEVERANCE BENEFITS.

                  If this Agreement and Executive's employment are terminated without Cause by Rural/Metro pursuant to paragraph 6B prior to the last day of the Initial Term or any Renewal Term, or if Executive elects to terminate this Agreement for Good Reason pursuant to paragraph 7A, Executive shall receive the "Severance Benefits" provided by this paragraph.
To the limited extent provided in paragraph 5, Executive also shall be entitled to receive Severance Benefits if this Agreement is not renewed. In addition, Executive shall be entitled to receive Severance Benefits if his employment is terminated due to Disability pursuant to paragraph 8. The Severance Benefits shall begin immediately following termination of employment and will continue to be payable until the latest of (a) the last day of the Initial Term or the then current Renewal Term, as the case may be; or (b) for twelve (12) months.

                  The Executive's "Severance Benefits" shall consist of the continuation of the Executive's salary pursuant to paragraph 2 and the continuation of any health, life, disability, or other insurance benefits that Executive was receiving as of his last day of active employment. If a particular insurance benefit may not be continued for any reason, Rural/Metro shall pay the cash equivalent to the Executive on a monthly basis or in a single lump sum. The amount of the cash equivalent of the benefit and whether the cash equivalent will be paid in monthly installments or in a lump sum will be determined by Rural/Metro in the exercise of its discretion.

                  If Executive voluntarily terminates this Agreement and his employment without Good Reason prior to the end of the Initial Term or any Renewal Term, or if Rural/Metro terminates the Agreement and Executive's employment for Cause, no Severance Benefits shall be paid to


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Executive. No Severance Benefits are payable in the event of Executive's death while in the active employ of Rural/Metro.

                  Severance Benefits shall immediately cease if Executive commits a material violation of any of the terms of this Agreement relating to confidentiality and non-disclosure, as set forth in paragraph 11, or the Covenant-Not-To-Compete, as set forth in paragraph 12. Only material violations will result in the loss of Severance Benefits. In addition, if a violation, even if material, is one that may be cured, the violation will not be considered to be material unless Executive fails to cure said violation within thirty (30) days after receiving written notice of said violation from Rural/Metro or unless Executive repeats said violation at any time alter receiving said notice.

            10.      BENEFITS; OPTIONS.

                  Executive will be entitled to participate in any benefit plans, including, but not limited to, retirement plans, stock option plans, life insurance plans and health and dental plans available to other Rural/Metro employees, subject to any restrictions (including waiting periods) specified in said plans.

                  Executive will be eligible to participate in the Company's Stock Option Plan. This plan entails the granting of options to buy Rural/Metro Common Stock at the fair market value at the date of grant (generally granted at the August Board of Director's meeting). The grant of options is made at the discretion of the Board of Directors.

                  Executive is entitled to four (4) weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with Rural/Metro's standard vacation policies.



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            11.      CONFIDENTIALITY AND NON-DISCLOSURE.

                  During the course of his employment, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the "Confidential and Proprietary Information"). Executive promises that he will not make or retain any copies of such Confidential and Proprietary Information in any form, format or manner whatsoever (including computer print-outs, computer tapes, floppy disks, CD-ROMs, etc.) nor will he use or disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that is already disclosed to third parties and is in the public domain or that Rural/Metro consents to be disclosed, with such consent to be in writing. The provisions of this paragraph shall survive the termination of this Agreement.

            12.      COVENANT-NOT-TO-COMPETE.

                  A. Interests to be Protected. The parties acknowledge that prior to and during the term of his employment, Executive has been and will continue to perform essential services for Rural/Metro, its employees and shareholders, and for clients of Rural/Metro. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Rural/Metro's clients on a first-hand basis and will gain valuable insight as to the clients' operations,



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personnel and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of Rural/Metro's Confidential and Proprietary Information.

                  The parties also expressly recognize and acknowledge that the personnel of Rural/Metro have been trained by, and are valuable to Rural/Metro, and that if Rural/Metro must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Rural/Metro in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Rural/Metro's business.

                  The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Rural/Metro, its shareholders and employees.

                  For these and other reasons, and the fact that there are many other employment opportunities available to Executive if he should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the "Covenant-Not-To-Compete") are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

                  B. Devotion to Employment. Executive shall devote substantially all his business time and best efforts to the performance of his duties on behalf of Rural/Metro. During his term of employment, Executive shall not at any time or place or to any extent whatsoever, either



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directly or indirectly, without the express written consent of Rural/Metro, engage in any outside employment, or in any activity competitive with or adverse to Rural/Metro's business, practice or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors' activity, as long as they do not conflict with Rural/Metro. Participation to a reasonable extent in civic, social or community activities is encouraged.

                  C. Non-Solicitation of Clients. During the term of Executive's employment with Rural/Metro and for a period of twenty-four
(24) months after the termination of employment with Rural/Metro, regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle or solicit client(s) of Rural/Metro with whom he has worked as an employee of Rural/Metro at any time prior to termination, or at the time of termination, for the purpose of soliciting or selling such customer the same, similar, or related services that he provided on behalf of Rural/Metro. This non-solicitation provision applies even if Executive is terminated by Rural/Metro due to the cessation of operations in any geographical service area where he was employed prior to termination, or at the time of termination.

                  D. Non-Solicitation of Employees. During the term of Executive's employment with Rural/Metro and for a period of twenty-four
(24) months after the termination of employment



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with Rural/Metro, regardless of who initiates the termination and for any reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire, and/or hire any of Rural/Metro's personnel or employees for the purpose of having such employee engage in services that are the same, similar or related to the services that such employee provided for Rural/Metro.

                  E. Competing Business. During the term of this Agreement and for a period of twenty-four (24) months after the termination of employment with Rural/Metro, regardless of who initiates the termination and for any reason, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as Rural/Metro, which would be in direct competition with any Rural/Metro line of business, in any geographical service area where Rural/Metro is engaged in business, or was considering engaging in business at any time prior to the termination or at time of termination. For the purposes of this provision, the term "competition" shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which has been, is, or will be, performing the same services provided by Rural/Metro.

                  F. Judicial Amendment. If the scope of any provision of this Agreement is found by the Court or arbitrator to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge or arbitrator in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law.



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If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

                  G. Injunctive Relief Damages and Forfeiture. Due to the nature of Executive's position with Rural/Metro, and with full realization that a violation of this Agreement will Cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Rural/Metro's interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Rural/Metro may seek to enforce this Agreement with an action for injunctive relief, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

                  H. Survival. The provisions of this paragraph shall survive the termination of this Agreement.

            13.      ENTIRE AGREEMENT; AMENDMENTS.

                  This Agreement, the Change of Control Agreement and any Stock Option Agreements constitute the entire agreement between the parties as to the subject matters dealt with in such Agreements. Accordingly, there are no side agreements or verbal agreements other than those which are stated in this document or in the Change of Control Agreement or any Stock Option Agreements. Any amendment, modification or change in said Agreements must be done so in writing and signed by both parties.

            14.      SEVERABILITY.

                  In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further,



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the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

            15.      GOVERNING LAW.

                  The law of the State of Arizona shall govern the interpretation and application of all of the provisions of this Agreement.

            16.      INDEMNITY.

                  Executive shall be indemnified in his position to the fullest extent permitted or required by the laws of the State of Delaware.

            17.      DISPUTE RESOLUTION.

                  A. Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to paragraph 17D. Notwithstanding the foregoing, both Executive and Rural/Metro may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this paragraph 17. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Rural/Metro, or at the last known residence address of Executive, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator.



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                  B. Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to paragraph 17D. The mediator shall not serve as arbitrator. ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT OR POLICY, OR EMPLOYMENT TORT COMMITTED BY RURAL/METRO OR A REPRESENTATIVE OF RURAL/METRO, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of selection or appointment of the arbitrator. If Rural/Metro has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. Section
Section 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of AAA in effect on the date of the first notice of demand for arbitration. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

                  C. Damages. In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute. In cases of employment tort, the arbitrator may award



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punitive damages if proved by clear and convincing evidence. The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. Section Section 1-16, except that Court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

                  D. Selection of Mediators or Arbitrators. The parties shall select the mediator or arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Rural/Metro from AAA. Executive shall have the first strike.

                  IN WITNESS WHEREOF, Rural/Metro and Executive have executed this Agreement on this 20th day of October, 1999.

                                              RURAL/METRO CORPORATION


                                              By: /s/ JOHN B. FURMAN
                                                  -----------------------------
                                              Title:  President
                                                    ---------------------------


                                              JACK BRUCKER


                                              /s/ JACK BRUCKER
                                              ----------------------------------


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